                             SUBADVISORY AGREEMENT

         Agreement made as of the 14th day of July, 2006 by and between RiverSource Investments, LLC, a Minnesota limited liability company ("Investment Manager"), and MDTA LLC, a Delaware limited liability company ("Subadviser") and an indirect wholly-owned subsidiary of Federated Investors, Inc. ("Federated").

         WHEREAS, the Fund listed in Schedule A is a series of an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS, Investment Manager entered into an Investment Management Services Agreement (the "Advisory Agreement") with the Fund pursuant to which Investment Manager provides investment advisory services to the Fund.

         WHEREAS, Investment Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund as a growth-style investment manager, and Subadviser is willing to render such investment advisory services.

         WHEREAS, the Investment Manager and Subadviser are parties to that certain Subadvisory Agreeement dated September 23, 2005 ("Prior Subadvisory Agreement").

         WHEREAS, as of the date of this Agreement, Subadviser was aquired by Federated and has undergone a "change of control" constituting an "assignment" as those terms are defined in the 1940 Act, resulting in the automatic termination of the Prior Subadvisory Agreement, and the Subadviser will change its name to "Federated MDTA LLC" promptly after the date hereof.

         WHEREAS, it is the parties intention that the Subadviser continue to furnish investment advisory services to the Fund pursuant to this Agreement.

         WHEREAS, this Agreement has been approved by the Board of Directors of the Fund in accordance with that certain Exemptive Order dated July 16, 2002 (Release No. IC-25664, File No. 812-12580).

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.    Subadviser's Duties.
      -------------------

      (a)   Portfolio Management. Subject to supervision by Investment Manager
            --------------------
            and the Fund's Board of Directors (the "Board"), Subadviser shall manage the investment operations and the composition of that portion of assets of the Fund which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund's assets), including the purchase, retention, and disposition thereof, in accordance with the Fund's investment objectives, policies, and restrictions, and subject to the following understandings:

            (i)   Investment Decisions. Subadviser shall determine from time
                  --------------------
                  to time what investments and securities will be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Investment Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) of the 1940 Act. Subadviser will not be responsible for voting proxies issued by companies held in the Fund. Subadviser will not be responsible for filing claims in class action settlements related to securities currently or previously held by that portion of the Fund allocated to it by Investment Manager.

            (ii)  Investment Limits. In the performance of its duties and
                  -----------------
                  obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in the (A) Fund's Prospectus and Statement of Additional Information ("SAI");
                  (B) instructions and directions of Investment Manager and of the Board; (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to the Fund, and all other applicable federal and state laws and regulations; and (D) the procedures and standards set forth in, or established in accordance with, the Advisory Agreement to the extent communicated to Subadviser.

            (iii) Portfolio Transactions.
                  ----------------------

                  (A)   Trading. With respect to the securities and other
                        -------
                        investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Investment Manager or Subadviser) selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund's Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may consider the research, investment information, and other services provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

                  (B)   Aggregation of Trades. On occasions when Subadviser
                        ---------------------
                        deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to seek best execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by Subadviser in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

            (iv)  Records and Reports. Subadviser (A) shall maintain such
                  -------------------
                  books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act and as are necessary for Subadviser to meet its record keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Investment Manager may reasonably request in writing, and
                  (C) shall meet with any persons at the request of Investment Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

            (v)   Transaction Reports. Subadviser shall provide the Fund's
                  -------------------
                  custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide Investment Manager with such information upon Investment Manager's request.

      (b)   Compliance Program and Ongoing Certification(s). As requested,
            -----------------------------------------------
            Subadviser shall timely provide to Investment Manager (i) information and commentary for the Fund's annual and semi-annual reports, in a format approved by Investment Manager, and shall (A) certify that such information and commentary does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, in a format reasonably requested by Investment Manager, as it may be amended from time to time, and (B) provide
            (i) additional certifications related to Subadviser's management of the Fund in order to support the Fund's filings on Form N-CSR and Form N-Q, and the Fund's Principal Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 of the 1940 Act, thereon; in a format reasonably requested by Investment Manager, as it may be amended from time to time, (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of the Fund, in a format reasonably requested by Investment Manager, as it may be amended from time to time; and (iii) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 of the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Investment Manager, as it may be amended from time to time.

      (c)   Maintenance of Records. Subadviser shall timely furnish to
            ----------------------
            Investment Manager all information relating to Subadviser's services hereunder which are needed by

            Investment Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7),
            (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and Investment Manager. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

      (d)   Fidelity Bond and Code of Ethics. Subadviser will provide the Fund
            --------------------------------
            with reasonable evidence that, with respect to its activities on behalf of the Fund, Subadviser is maintaining (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

      (e)   Confidentiality. Subadviser agrees that it shall exercise the same
            ---------------
            standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein "Portfolio Information" means confidential and proprietary information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser, that Subadviser manages under the terms of this Agreement. Subadviser will restrict access to the Portfolio Information to those employees of Subadviser who will use it only for the purpose of managing its portion of the Fund. The foregoing shall not prevent Subadviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of confidentiality, (3) approved in writing by Investment Manager for disclosure, or (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as Subadviser provides (to the extent permitted under applicable law) Investment Manager with prompt written notice of such requirement prior to any such disclosure.

2.    Investment Manager's Duties. Investment Manager shall continue to have
      ---------------------------
      responsibility for all other services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review Subadviser's performance of its duties under this Agreement. Investment Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund which are not allocated by it to the portfolio management of Subadviser as provided in paragraph 1(a) hereof or to any other subadviser. Investment Manager will periodically provide to Subadviser a list of the affiliates of Investment Manager or the Fund to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund. The Investment Manager shall provide file transfer software to the Subadviser. The purpose of this software is to facilitate the transfer of electronic files of transaction and holdings data from the Subadviser to the Fund's custodian. The cost of this software will be borne by the Investment Manager. In addition, the Investment Manager will provide notice to the Subadviser on a daily basis of the reconciliation of the securities positions sent to the Investment Manager via the file transfer software and the related positions on the records of the Investment Manager.

3.    Documents Provided to Subadviser. Investment Manager has delivered or
      --------------------------------
      will deliver to Subadviser current copies and supplements thereto of each of the Prospectus and SAI pertaining to the Fund, and will promptly deliver to it all future amendments and supplements, if any.

4.    Compensation of Subadviser. For the services provided and the expenses
      --------------------------
      assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, from the Fund's assets at the annual rates as a percentage of the Fund's average daily net assets set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect changes in annual rates, subject to appropriate approvals required by the 1940 Act, if any. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

5.    Liability of Subadviser. Subadviser agrees to perform faithfully the
      -----------------------
      services required to be rendered to the Fund under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, partners, or employees liable for any loss sustained by the Fund or its officers, directors, or shareholders, Investment Manager, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund or to any of its shareholders, to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect Subadviser from any liabilities, which it may have under the Securities Act of 1933, as amended, (the "1933 Act") or the 1940 Act. Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match any benchmark index or other standard or objective.

6.    Representations of Subadviser. Subadviser represents and warrants as
      -----------------------------
      follows:

      (a) Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance

            Officer under Rule 206(4)-7 of the Advisers Act; (iv) as of October 5, 2004, has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to the Fund to Investment Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Investment Manager of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

      (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Investment Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Investment Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

      (c) Subadviser has provided Investment Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all amendments to Investment Manager at least annually.

      (d) Subadviser will promptly notify Investment Manager of any changes in the Controlling Shareholders/Managing Partners or in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Subadviser's Chief Executive Officer or President, or if there is otherwise an actual or expected change in control or management of Subadviser.

      (e) Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or Investment Manager, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Investment Manager; provided that Subadviser shall not be required to obtain Investement Manager's prior written consent to make factual statements regarding the fact that it serves as subadviser to the Fund in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

7.    Representations of Investment Manager. Investment Manager represents and
      -------------------------------------
      warrants as follows:

      (a) Investment Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

      (b) Investment Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser; provided that Investment Manager shall not be required to obtain Subadviser's prior written consent to make factual statements regarding the fact that Subadviser serves as subadviser to the Fund in responding to requests for information, in required disclosures or in responding to regulatory inquiries.

8.    Liability and Indemnification.
      -----------------------------

      (a) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Investment Manager, or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, "Fund and Investment Manager Indemnitees") as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Investment Manager Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Investment Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder;
            (ii) any untrue statement of a material fact regarding the Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding the Subadviser known to Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Investment Manager or the Fund by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by Investment Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver of limitation of any rights which Investment Manager may have under any securities laws.

      (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Investment Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") as a result of any error of judgment or mistake of law by Investment Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Investment Manager for, and Investment Manager shall indemnify and hold harmless the Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Investment Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact known to Investment Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned the subadviser and was made in reliance upon written information furnished to Investment Manager or the Fund by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Investment Manager or the Fund.

      (c) After receipt by Investment Manager or Subadviser, its affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (1) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

9.    Duration and Termination.
      ------------------------

      (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

      (b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Investment Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Investment Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Investment Manager; or (2) upon material breach by Investment Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement.

      (c) In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties' future interactions with respect to the Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(A), 1(d), 1(e), 5, 8(a), 8(b), 8(c), 15, 17, and 18,
            shall survive such termination of the Agreement.

10.   Subadviser's Services Are Not Exclusive. Nothing in this Agreement shall
      ---------------------------------------
      limit or restrict the right of Subadviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

11.   References to Subadviser. During the term of this Agreement, Investment
      ------------------------
      Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery.

12.   Notices. Any notice under this Agreement must be given in writing as
      -------
      provided below or to another address as either party may designate in writing to the other.

            Subadviser:

                  John C. Duane
                  Director of Operations
                  MDTA LLC
                  125 Cambridge Park Drive
                  Cambridge, MA 02140
                  Tel:  (617) 234-2200
                  Fax:  (617) 234-2210



            Investment Manager:
                  Amy K. Johnson
                  Vice President, Funds Operations and Compliance
                  Ameriprise Financial
                  1767 Ameriprise Financial Center
                  Minneapolis, MN 55474
                  Fax:  (612) 671-7039

                  with a copy to:

                  Christopher O. Petersen
                  Vice President and Group Counsel
                  Ameriprise Financial
                  50606 Ameriprise Financial Center
                  Minneapolis, MN 55474
                  Tel:  (612) 671-4321
                  Fax:  (612) 671-3767

13.   Amendments. This Agreement may be amended by mutual consent, subject to
      ----------
      approval by the Board and the Fund's shareholders to the extent required by the 1940 Act.

14.   Assignment. No assignment of this Agreement (as defined in the 1940 Act)
      ----------
      shall be made by Investment Manager or Subadviser without the prior written consent of the Fund and Investment Manager or Subadviser (as applicable). Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Investment Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder.

15.   Governing Law. This Agreement, and, in the event of termination of the
      -------------
      Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

16.   Entire Agreement. This Agreement embodies the entire agreement and
      ----------------
      understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

17.   Severability. Should any part of this Agreement be held invalid by a
      ------------
      court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those paragraphs that survive such termination of the Agreement under paragraph 9, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

18.   Interpretation. Any questions of interpretation of any term or provision
      --------------
      of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

19.   Headings. The headings in this Agreement are intended solely as a
      --------
      convenience and are not intended to modify any other provision herein.

20.   Authorization. Each of the parties represents and warrants that the
      -------------
      execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

RIVERSOURCE INVESTMENTS, LLC             MDTA LLC



By:    /s/ Paula R. Meyer                By:    /s/ Gordon J. Ceresino
       ------------------------------           -------------------------------
                 Signature                                 Signature


Name:      Paula R. Meyer                Name:      Gordon J. Ceresino
       ------------------------------           -------------------------------
                  Printed                                   Printed

Title:     Senior Vice President         Title:     President & CEO
       ------------------------------           -------------------------------

                             SUBADVISORY AGREEMENT

                                  SCHEDULE A

Compensation pursuant to Paragraph 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:

         Average Daily Net Assets                     Rate
         ------------------------                     ----
         All Assets                                   60 basis points

It is the expectation of the parties that the assets subject to the Subadivser's investment discretion will not normally exceed $100 million.

The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the following fund:

         RiverSource Small Cap Growth Fund, a series of RiverSource Strategy Series, Inc.


Date:    July 14, 2006